UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 16, 2017
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway, St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders of Raymond James Financial, Inc. (the “Company”) was held on February 16, 2017. Proxies for the meeting were solicited by the Board of Directors (the “Board”) pursuant to Section 14(a) of the Securities Exchange Act of 1934, and there was no solicitation in opposition to the Board’s solicitations. At this meeting, the shareholders were requested to: (1) elect eleven members of the Board of Directors, (2) approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the proxy statement, (3) approve, on an advisory (non-binding) basis, the frequency of advisory votes on executive compensation, and (4) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017, all of which matters were described in the proxy statement. The following actions were taken by the Company’s shareholders with respect to each of the foregoing items:

1. Election of Directors. All eleven (11) nominees for director were elected by a majority of the votes cast. With respect to each nominee, there were 17,001,187 broker non-votes. The table below sets forth the voting results for each director.

Director	Votes Cast “For”	Votes Cast “Against”	Abstentions
von Arentschildt, Charles G.	116,945,754	213,013	184,747
Broader, Shelley G.	116,948,446	254,021	141,047
Edwards, Jeffrey N.	117,071,032	102,656	169,826
Esty, Benjamin C.	117,064,842	111,859	166,813
Godbold, Francis S.	116,906,684	292,580	144,250
James, Thomas A.	117,020,889	225,527	97,098
Johnson, Gordon L.	116,374,851	806,799	161,864
McGeary, Roderick C.	116,990,188	185,451	167,875
Reilly, Paul C.	113,938,147	2,986,885	418,482
Saltzman, Robert P.	115,981,298	1,174,739	187,477
Story, Susan N.	116,394,258	827,920	121,336

2. Advisory vote on executive compensation. Our shareholders approved, on an advisory, non-binding basis, the compensation of our named executive officers by the affirmative vote of 96.65% of the votes cast. With respect to this proposal, there were 17,001,187 broker non-votes. The table below sets forth the voting results.

Votes Cast “For”	Votes Cast “Against”	Abstentions
112,979,906	3,913,996	449,612

3. Advisory vote on the frequency of advisory votes on executive compensation. Our shareholders approved, on an advisory, non-binding basis, the frequency of “Every Year” for future advisory votes on executive compensation by the affirmative vote of 88.64% of the votes cast. With respect to this proposal, there were 17,001,187 broker non-votes. The table below sets forth the voting results.

Votes Cast “Every Year”	Votes Cast “Every 2 Years”	Votes Cast “Every 3 Years”	Abstentions
103,570,544	1,161,967	12,110,307	500,696

4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Our shareholders approved the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017 by the affirmative vote of 98.06% of the votes cast. The table below sets forth the voting results, and there were no broker non-votes.

Votes Cast “For”	Votes Cast “Against”	Abstentions
131,613,551	2,600,108	131,042

Item 7.01 Regulation FD Disclosure

On February 17, 2017, the Company issued a press release announcing, among other things, that the Board had declared a quarterly dividend of $0.22 per share for each outstanding share of common stock of the Company. The dividend is payable on April 17, 2017 to shareholders of record on April 3, 2017.

The Company also stated in its press release that, as previously planned and announced, Executive Chairman Tom James relinquished his title as Chairman of the Board effective at the shareholder meeting and that Mr. James became Chairman Emeritus, retaining a seat on the Board, with CEO Paul Reilly adding the responsibilities of Chairman to his role. In addition, the Company announced the results of two advisory votes. Shareholders voted to approve the compensation of the Company’s named executive officers for fiscal 2016 and to hold future advisory votes on the compensation of the Company’s named executive officers every year. The Company stated in the press release that it would take the advisory votes under consideration and make a determination regarding the frequency of future shareholder votes on executive compensation no later than July 14, 2017. Finally, the Company announced that shareholders voted to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated February 17, 2017, issued by Raymond James Financial, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: February 23, 2017	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated February 17, 2017, issued by Raymond James Financial, Inc.